Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports second quarter results

LEXINGTON, Ky., July 21, 2009 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the second quarter of 2009. Second quarter revenue was $905 million, down 21 percent compared to revenue of $1.14 billion last year as weak global economic conditions continued to negatively impact demand for both hardware and supplies.

Earnings Per Share	2Q09	2Q08
GAAP	$0.22	$0.89
Restructuring-related charges & project costs	0.33	0.07
Non-GAAP	$0.55	$0.96

Second quarter GAAP earnings per share were $0.22. Excluding $0.33 per share for restructuring-related activities, earnings per share for the second quarter of 2009 would have been $0.55. Second quarter 2008 GAAP earnings per share were $0.89. Earnings per share for the second quarter of 2008 would have been $0.96 excluding $0.07 per share for restructuring-related activities.

“While second quarter results were in line with our expectation, global economic conditions continue to negatively impact Lexmark and the overall distributed printing market,” said Paul J. Curlander, Lexmark chairman and chief executive officer. “Despite this, we made good progress during the quarter on our key strategic initiatives in both divisions.

“Specifically, we continued the rollout of new laser products with the introduction of the new Lexmark C730/X730 Series of color laser printers and MFPs. Our ongoing initiatives in color laser and laser MFPs drove good unit growth in both of these segments during the quarter.

“The progress of our inkjet technology development team culminated in the announcement last week regarding our new line of inkjet AIOs featuring Lexmark’s new Vizix inkjet technology, including three new Web-connected, touch screen, business focused AIOs," Curlander said.

Second quarter Printing Solutions and Services Division revenue of $624 million declined 18 percent year to year. Imaging Solutions Division revenue of $281 million declined 25 percent compared to a year ago.

In the second quarter of 2009:
•	Gross profit margin was 31.0 percent versus 36.6 percent in 2008.
•	Operating expense was $253 million compared to $316 million last year.
•
Operating income margin of 3.1 percent includes $32 million pretax restructuring-related charges. Operating income margin in 2008 of 8.9 percent included $9 million pretax restructuring-related charges.

•	Net earnings for the quarter were $17 million compared to second quarter 2008 net earnings of $84 million.

On a non-GAAP basis, excluding restructuring-related charges, in the second quarter of 2009:
•	Gross profit margin would have been 33.4 percent, down 3.6 percentage points from 37.0 percent in the same period last year, principally due to a decline in product margins.
•	Operating expense would have been $243 million, a reduction of 22 percent from last year primarily driven by reduced marketing and general and administrative expense.
•	Operating income margin would have been 6.6 percent, down from 9.6 percent last year.
•	Net earnings would have been $43 million, compared to $90 million in the second quarter of 2008.

The company ended the quarter with $810 million in cash and current marketable securities. Second quarter net cash provided by operating activities was $84 million. Capital expenditures for the quarter were $79 million. Depreciation and amortization in the quarter was $63 million.

New Lasers Strengthen Business Lineup
The most award-winning line of laser printers1 in the United States was strengthened in the second quarter with the introduction of the company’s new Lexmark C730 Series of color laser printers, Lexmark X730 Series of color laser multifunction products (MFPs), and the Lexmark X204n monochrome laser MFP.

•
Lexmark’s X730 Series of color laser MFPs offers many of the same functions as large, expensive color copiers at a lower price and smaller size, which allows the device to be placed closer to users. Beyond printing, scanning and copying, this new series of color laser MFPs offers the same powerful solutions capabilities as Lexmark’s award-winning monochrome laser MFPs, helping businesses digitize document workflows, improve efficiency and save money.

•
Lexmark’s C730 Series of color laser printers are built for high-volume print jobs generated by large and mid-sized workgroups. The C730 Series also serves as the durable printing platform for the new X730 Series of MFPs.

•
Lexmark’s X204n monochrome laser MFP, the smallest monochrome laser MFP in its class[2], is designed to meet the needs of customers who seek professional, business-class monochrome output, but face the challenge of space-constrained working environments.

The laser products and solutions announced over the past three quarters represent the most extensive series of laser product introductions in the company’s history. The new models have dramatically increased the breadth and strength of Lexmark’s laser printer-

based solutions and services offerings, better positioning the company to secure high value product installations to capture profitable supplies and services annuities in print-intensive workgroup environments.

Lexmark Wins Multi-Year Global Services Deal With BASF
During the quarter, Lexmark announced a multi-year global services agreement with leading chemical company BASF. Following a rigorous competitive review, Lexmark was selected because of its thorough approach to total cost of ownership, its worldwide service and support capabilities and its comprehensive set of product features. The contract, as part of a Managed Print Services initiative, will enable BASF to significantly reduce its output costs. Lexmark has a long track record of helping its customers "Print Less, Save More." This message continues to resonate with large multinational corporations like BASF that wish to reduce their paper use, improve process efficiency, and reduce cost.

Lexmark Previews 2009 Inkjet Product Line
Last week, the company announced information about its fall 2009 inkjet all-in-one (AIO) product line to be officially released on Sept. 1, 2009. Lexmark will deliver eight new AIO inkjets ideal for small to medium-sized businesses. The new line includes three Web-connected touch screen AIOs, which will be available at price points ranging from $199 to $399, Lexmark's new Vizix technology that includes separate ink cartridges, wireless capability across the entire line, and the new Eco Mode, which allows users to save paper and energy. Product shipment is scheduled to begin in September. Lexmark will showcase its lineup of business-ready inkjet AIOs at the Lexmark securities analyst open house on Tuesday, Sept. 8, in New York City. To register and obtain additional details about this event, please visit http://investor.lexmark.com.

Looking Forward
In the third quarter of 2009, the company currently expects revenue to be down slightly sequentially, and GAAP earnings per share to be around $0.22 to $0.32, or $0.40 to $0.50 excluding $0.18 restructuring-related charges. GAAP earnings per share in the third quarter of 2008 were $0.42, or $0.63 excluding $0.21 per share for restructuring-related activities.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 15925548.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2008, Lexmark sold products in more than 150 countries and reported $4.5 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, economic uncertainty related to the severity and duration of the worldwide recession and continuing financial market disruption; fluctuations in foreign currency exchange rates; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; restrictions on credit globally; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; inability to be successful in the higher-usage segments of the inkjet market; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; market acceptance of new products and pricing programs; increased investment to support product development and marketing; periodic variations affecting revenue and profitability; the inability to meet customer product requirements on a cost competitive basis; failure to execute planned cost reduction measures; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct; reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

1Based on awards for printers and printer-based MFPs announced in 2008 by the top U.S. tech publications and independent printer test labs.

2Monochrome laser A4 MFPs with a flatbed scanner at a U.S. estimated street price of $200 - $299.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Revenue	$904.6	$1,138.8	$1,848.7	$2,314.0
Cost of revenue (1) (2)	623.8	721.6	1,234.5	1,461.3
Gross profit	280.8	417.2	614.2	852.7

Research and development	92.9	102.9	190.3	208.4
Selling, general and administrative (1) (2)	155.1	211.2	313.9	420.1
Restructuring and related charges (1) (2)	5.1	2.2	7.7	1.0
Operating expense	253.1	316.3	511.9	629.5

Operating income	27.7	100.9	102.3	223.2

Interest (income) expense, net	5.0	(2.9)	10.2	(10.4)
Other expense (income), net	1.1	0.2	(0.1)	1.5
Net impairment losses on securities	0.8	-	0.8	-

Earnings before income taxes	20.8	103.6	91.4	232.1

Provision for income taxes (3)	3.8	19.9	15.2	46.6
Net earnings	$17.0	$83.7	$76.2	$185.5

Net earnings per share:
Basic	$0.22	$0.89	$0.97	$1.96
Diluted	$0.22	$0.89	$0.97	$1.96

Shares used in per share calculation:
Basic	78.2	94.0	78.2	94.6
Diluted	78.4	94.2	78.4	94.8

(1)
Amounts for the three months ended June 30, 2009, include total restructuring-related charges and project costs of $31.7 million with $21.6 million and $5.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $5.1 million in Restructuring and related charges.

Amounts for the six months ended June 30, 2009, include total restructuring-related charges and project costs of $44.7 million with $26.5 million and $10.5 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $7.7 million in Restructuring and related charges.

(2)
Amounts for the three months ended June 30, 2008, included total restructuring-related charges and project costs of $8.8 million with $4.5 million and $2.1 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $2.2 million in Restructuring and related charges.

Amounts for the six months ended June 30, 2008, included total restructuring-related charges and project costs of $21.4 million with $9.8 million and $10.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $1.0 million in Restructuring and related charges.

(3)	Amounts for the three and six months ended June 30, 2008, include non-recurring tax benefits of $5.1 million and $11.9 million, respectively.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	June 30	December 31
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$141.7	$279.2
Marketable securities	668.5	694.1
Trade receivables, net	417.0	427.3
Inventories	374.8	438.3
Prepaid expenses and other current assets	225.8	223.8
Total current assets	1,827.8	2,062.7

Property, plant and equipment, net	898.4	863.2
Marketable Securities	20.3	24.7
Other assets	305.4	314.8
Total assets	$3,051.9	$3,265.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term debt	$-	$5.5
Accounts payable	417.7	557.1
Accrued liabilities	612.3	694.9
Total current liabilities	1,030.0	1,257.5

Long-term debt	648.8	648.7
Other liabilities	459.9	547.1
Total liabilities	2,138.7	2,453.3

Stockholders' equity:
Common stock and capital in excess of par	809.2	804.4
Retained earnings	770.0	692.5
Treasury stock, net	(404.5)	(404.5)
Accumulated other comprehensive loss	(261.5)	(280.3)
Total stockholders' equity	913.2	812.1
Total liabilities and stockholders' equity	$3,051.9	$3,265.4

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	2Q09	2Q08
GAAP	$17	$84
Restructuring-related charges & project costs	26	7
Non-GAAP	$43	$90

Earnings Per Share Guidance	3Q09	3Q08
GAAP	$0.22 - $0.32	$0.42
Restructuring-related charges & project costs	0.18	0.21
Non-GAAP	$0.40 - $0.50	$0.63

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Gross Profit Margin (%)	2Q09	2Q08
GAAP	31.0%	36.6%
Restructuring-related charges & project costs	2.4%	0.4%
Non-GAAP	33.4%	37.0%

Operating Expense (In Millions)	2Q09	2Q08
GAAP	$253	$316
Restructuring-related charges & project costs	(10)	(4)
Non-GAAP	$243	$312

Operating Income (In Millions)	2Q09	2Q08
GAAP	$28	$101
Restructuring-related charges & project costs	32	9
Non-GAAP	$59	$110

Operating Income Margin (%)	2Q09	2Q08
GAAP	3.1%	8.9%
Restructuring-related charges & project costs	3.5%	0.7%
Non-GAAP	6.6%	9.6%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, and allocating resources. Management uses GAAP and non-GAAP financial performance metrics for employee incentive compensation.  Additionally, management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. Management believes the specific identification of and the exclusion of the impacts of the Company’s restructuring-related actions improve the shareholders’ ability to assess the performance of the Company since the nature, size and amount of the actions taken by the Company can vary from period to period. Additionally, management provides both GAAP and non-GAAP measures to provide shareholders with additional information that shareholders can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific projects involved with restructuring-related actions approved by management, along with their associated budgeted costs.  Subsequently, actual costs associated with these approved restructuring-related programs are monitored and compared to budgeted costs to assure the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs.  Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.